Exhibit 10.1

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
FORTMORE LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT, dated as of July 20, 2022 (this “Agreement”), of FORTMORE LLC, a Delaware limited liability company (the “Company”), is made and entered into by and among each of the members of the Company (together, the “Members” and each individually, a “Member”).

RECITALS

WHEREAS, the Members have formed the Company as a limited liability company under the laws of the State of Delaware under the name “Fortmore LLC” pursuant to the terms of a limited liability company agreement dated as of June 16, 2022 (the “Original Agreement”), and in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business;

WHEREAS, StoneMor Inc., a Delaware corporation (“StoneMor”), is the issuer of those certain 8.500% Senior Secured Notes due 2029 (the “StoneMor Notes”) issued pursuant to an Indenture, dated as of May 11, 2021 (the “Indenture”), by and among StoneMor, the Guarantors (as defined in the Indenture) and Wilmington Trust, National Association, as trustee;

WHEREAS, StoneMor, the Company and certain affiliates of Fortress Credit Advisors LLC will enter into a Note Purchase Agreement and Release (the “Purchase Agreement”) with the noteholders named therein, pursuant to which the Company will purchase StoneMor Notes in an aggregate principal amount of $35.0 million (the “Escrowed Notes”) and such affiliates will purchase StoneMor Notes in an aggregate principal amount of $65.0 million;

WHEREAS, StoneMor desires to enter into this Agreement and the Purchase Agreement to resolve certain issues raised by the selling noteholders named therein in order to avoid costs, disruption and any distraction as a result of further discussion of those issues, and without admitting the validity of any of the issues raised by such noteholders, or any liability with respect thereto;

WHEREAS, “Fortress Notes” refers to the aggregate amount of StoneMor Notes (other than the Escrowed Notes), as of any date of determination, owned directly or indirectly by one or more funds and/or accounts managed by Fortress Credit Advisors LLC or any of its affiliates;

WHEREAS, the Company will enter into an Option and Repurchase Agreement (the “Option Agreement”) with certain holders, or affiliates thereof, of Fortress Notes in an aggregate principal amount of no less than $20,000,000 (such holders, the “Option Bondholders”) providing that the Company shall have the right (subject to the terms and conditions included therein), at its sole and exclusive option, to (a) purchase from the Option Bondholders up to an aggregate principal amount of $20,000,000 of StoneMor Notes (the “Option”), which may be exercised by delivery of written notice of such exercise specifying the principal amount of

Fortress Notes to be purchased pursuant to the Option (the “Option Bonds”) and the closing date of the purchase of such Option Bonds (the “Option Closing Date”) by the Company to the Option Bondholders (the “Option Notice”), at a purchase price equal to the sum of (i) the greater of (x) the par value of the Option Bonds and (y) the daily volume weighted average of actual trading price of the StoneMor Notes during the ten consecutive trading days immediately prior to the date of the delivery of the Option Notice and (ii) any accrued and unpaid interest on the Option Bonds as of the Option Closing Date (the “Option Price”) and (b) purchase all outstanding Fortress Notes at any time when the Notes Repurchase Condition (as hereinafter defined) is satisfied (the “Notes Repurchase Right”) at the Notes Repurchase Price (as defined hereinafter).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

Article I

GENERAL PROVISIONS
Section I.1
Continuation and Name of the Company. By this Agreement, the Original Agreement is hereby amended and restated in its entirety and the Members hereby agree to continue the Company, pursuant to the Act, on the terms set forth herein. The name of the limited liability company is “Fortmore LLC”. The Members have formed the Company as a limited liability company pursuant to the Act. A Certificate of Formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act and such filing is hereby ratified and confirmed in all respects. Avraham Dreyfuss is hereby designated as an “authorized person,” within the meaning of the Act, solely for purposes of filing the Certificate of Formation. Each of the Members is authorized to, and shall cause to be executed and filed, if necessary, any certificates and documents as may be necessary or appropriate from time to time to comply with all requirements for the continued existence and operation of a limited liability company in the State of Delaware and all other jurisdictions where the Company may desire to conduct its business.
Section I.2
Effective Date. This Agreement shall be effective as of the date hereof.
Section I.3
Principal Place of Business of the Company. The principal place of business of the Company shall be located at 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, or at such other place as may be designated from time to time by the Manager. The Company may maintain such other places of business as the Manager may deem advisable from time to time. The Company shall keep its books and records at its principal office or at such other place in the United States as may from time to time be designated by the Manager.
Section I.4
Title to Company Property. Title to all assets owned by the Company, whether tangible or intangible, shall be held by the Company as an entity and no Member, individually, shall have any ownership of any such asset. The Company may hold any of its assets in its own name or in the name of a nominee, which nominee may be one or more individuals, corporations, partnerships, trusts or other entities.

Section I.5
Purposes of the Company. The purposes of the Company are to (i) own the StoneMor Notes (ii) enter into, and perform its obligations with respect to, the Option Agreement and other agreements contemplated hereby and thereby, (iii) pay distributions to the Members pursuant to this Agreement and (iv) conduct any business, enterprise or activity permitted by or under the Act related or incidental to any of the foregoing, but not in contravention of any of the provisions of this Agreement.
Section I.6
Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
Section I.7
Registered Agent. The name and address of the registered agent of the Company for service of process of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
Section I.8
Term. The Company shall continue until terminated or dissolved under the provisions of this Agreement or pursuant to law.
Article II

MANAGEMENT AND OPERATION
Section II.1
Management of the Company.
(a)
The business and affairs of the Company shall be managed and controlled solely and exclusively by a manager (the “Manager”), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company. The initial Manager shall be CF Fortmore Holdings LLC. Prior to the Priority Payment Date (as hereinafter defined), the Manager shall serve the interests of the holders of the Class A Interests. Upon the occurrence of the Priority Payment Date, automatically by operation hereof and without further action of the Members, the Manager as of the Priority Payment Date shall cease to be the Manager and StoneMor shall be appointed as Manager.
(b)
Without limiting the generality of Section 2.1(a), the Manager shall have the authority, on behalf and in the name of the Company, to take any action or make any decisions on behalf of the Company hereunder, to carry out any and all of the purposes of the Company set forth in Section 1.5, and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary or advisable or incidental thereto.
(c)
The Company shall not engage in any material business activity other than (i) its ownership of the StoneMor Notes and activities incidental thereto, (ii) maintaining its corporate existence, including general and corporate overhead, (iii) the entry into, and the performance of its obligations with respect to, the Option Agreement and other agreements contemplated hereby and thereby, (iv) the payment of distributions to the Members pursuant to this Agreement, (v) maintaining deposit accounts and securities accounts in connection with the conduct of its business, and paying taxes and other customary obligations in the ordinary course of its business, and (vi) complying with applicable law and activities incidental to the foregoing.

(d)
CF Fortmore Holdings LLC shall serve as Manager until its removal or resignation in accordance with the terms of this Agreement. Prior to the Priority Payment Date, the Members holding a majority of the Class A Interests may remove the Manager at any time, with or without cause. Following the Priority Payment Date, the Members holding a majority of the Class B Interests may remove the Manager at any time, with or without cause. The Manager may resign at any time upon written notice to the Members.
(e)
Any vacancy occurring as a result of the resignation or removal of the Manager shall be filled, prior to the Priority Payment Date, by the Members holding a majority of the Class A Interests and, following the Priority Payment Date, by the Members holding a majority of the Class B Interests.
Section II.2
Services of the Manager. During the existence of the Company, the Manager shall manage the day to day affairs of the Company’s business as may be necessary to enable the Company to carry out the purposes for which the Company was formed.
Section II.3
Liability of Any Member or Manager.
(a)
No Member or Manager will be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company.
(b)
This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Manager or Members, or their respective affiliates and agents. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Member or Manager to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Manager or Member or his, her or its affiliates and agents otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Manager or Member or his, her or its affiliates and agents.
(c)
Neither a Manager nor Member nor its, his or her respective affiliates shall be personally liable for the return of capital or any contributions of any Member, such return to be made solely from Company assets; nor shall any Member or its, his or her affiliates be liable to the Company or to any other Member for any negative or debit balances in such other Member’s Capital Account (as defined below). Except pursuant to Section 2.4, no Manager or Member shall be liable or responsible in damages or otherwise to any Member for losses arising out of actions taken by such person in the management of Company affairs.
(d)
To the fullest extent provided by law, each Member, the Partnership Representative (as defined below), any Designated Individual (as defined below), the Manager and their respective agents (each, an “Indemnified Person”) shall be indemnified and held harmless by the Company from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever (including without limitation reasonable attorneys’ fees or other expenses incurred in connection with settlement or any legal proceeding (such expenses to be advanced by the Company, to the extent of available cash as determined by the Manager, prior to the final disposition of such settlement or legal proceeding upon receipt by the Company of a satisfactorily written commitment, as determined by the Manager, by or on behalf of such person to repay such amount if it shall be determined that such person is not entitled to be indemnified as authorized by this Section 2.4(d)), but, in the case of a Member, excluding income taxes payable by such Member as a result of such Member’s ownership of an interest in the Company) related to the Company. The indemnification rights contained in this Section 2.4(d) shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which a Member, the Partnership Representative, any Designated Individual, Manager or their respective agents may be entitled, whether pursuant to the provisions of this Agreement, at law or in equity. Indemnifications hereunder shall be made from assets of the Company and no Member shall be personally liable to any indemnitee. Notwithstanding the foregoing, no Indemnified Person shall be entitled to the advancement of expenses in connection with any settlement or legal proceeding instituted against such Indemnified Person by a Member. For the avoidance of doubt, any payments pursuant to this Section 2.3(d) shall not be considered distributions pursuant to Article IV.
Section II.4
Indemnification of the Manager and Holders of Class A Interests.
(a)
Each person or entity who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) in connection with the entry into this Agreement or the Option Agreement, or the transactions contemplated hereby or thereby, or by reason of the fact that they are or were the Manager or a holder of Class A Interests or are or were any affiliate of the Manager or a holder of Class A Interests (hereinafter an “indemnitee”), whether the basis of such a proceeding is alleged action in an official capacity as the Manager or in any other capacity, shall be indemnified and held harmless by StoneMor against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, except to the extent that any such expense, liability or loss resulted from (i) a breach of this Agreement by the Manager caused by the fraud or willful misconduct of the Manager or (ii) claims asserted by any party other than the Company or a Member where such expense, liability or loss resulted from the fraud or willful misconduct of the Manager.
(a)
The right to indemnification conferred in Section 2.4(a) shall include the right to be paid by StoneMor the expenses (including attorneys’ fees) incurred by any indemnitee, promptly following such incurrence, in defending any proceeding in advance of its final disposition. The rights of indemnification in paragraphs (a) and (b) of this Section 2.4 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be the Manager and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
(b)
The rights to indemnification and to the payment of expenses conferred in this Section 2.4 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement or otherwise. For the avoidance of doubt, any payments pursuant to this Section 2.4 shall not be considered distributions pursuant to Article IV.
Section II.5
Purchase of Additional StoneMor Notes.

(a)
Promptly following receipt of the Option Contribution Notice and the subsequent Option Contribution (as such terms are hereinafter defined), the Company shall exercise its right pursuant to the Option Agreement to purchase the Option Bonds from the Option Bondholders.
(b)
At any time that the Notes Repurchase Condition (as hereinafter defined) is satisfied, any holder of Class B Interests may deliver a written instruction to the Company (the “Notes Repurchase Instruction”) to exercise the Notes Repurchase Right. Following receipt of the Notes Repurchase Instruction, the Company shall exercise the Notes Repurchase Right and purchase all outstanding Fortress Notes pursuant to the Option Agreement. For the purposes of this Agreement, (i) the “Notes Repurchase Condition” shall mean that, as of any date of determination, (x) no Class A Distributions are required to be made by the Company pursuant to Section 4.2 and (y) the Company has available cash in an amount at least equal to the Notes Repurchase Price and (ii) “Notes Repurchase Price” shall mean an amount, as of any date of determination, equal to the amount that would be required to effect a redemption by StoneMor, pursuant to Section 3.07 of the Indenture, of a principal amount of StoneMor Notes equal to the aggregate principal amount of Fortress Notes outstanding as of such date.
Section II.6
Required Consents.
(a)
Prior to the Priority Payment Date, the Manager may not take, cause or permit the Company to take any of the following actions without the prior written consent of each of the holders of Class B Interests, which consent will not be unreasonably withheld, conditioned or delayed:
(i)
cause the Company to engage in any business or activity that is not within the purpose of the Company described in Section 1.5 and Section 2.1(c), or to change such purpose;
(ii)
cause the Company to elect to be treated other than as a partnership for federal income tax purposes;
(iii)
compromise, settle or consent to any decision or entry of judgment in connection with any dispute (whether or not governed by contractual dispute resolution procedure), litigation, or arbitration (including with any state or local tax authority) where any such compromise, settlement, consent or decision (a) would reasonably be expected to have a material adverse effect on the Company, (b) involves amounts to be paid by any party or parties in excess of $250,000 for any single proceeding or $500,000 in the aggregate, (c) includes the consent to or award of an injunction, specific performance or other equitable relief or (d) includes a criminal investigation or criminal proceedings involving the Company, the Members, the Manager or any of their respective officers, managers or directors (but only to the extent such investigation or proceeding relates to such person’s actions or failure to act in their capacity as Manager or Member of the Company);
(iv)
amend the Certificate of Formation, this Agreement or any other organizational document of the Company in a manner that would be materially adverse to any holder of Class B Interests;

(v)
cause the Company to hire any employees;
(vi)
make, or cause the Company to advance any compensation or other consideration to the Manager or any of its affiliates in respect of its role as Manager, other than any compensation or other consideration made or advanced in connection with the indemnification provisions contained in this Agreement;
(vii)
admit any additional Member of the Company except as explicitly permitted under the provisions of this Agreement or sell or issue, or permit the sale or issuance of, any additional membership interests in the Company or any option, warrant or similar right to acquire any interest of any kind in the Company;
(viii)
cause the Company to (a) merge or consolidate with any other person, or to agree to an exchange of interests with any other person, or acquire the assets of any other person, (b) adopt a plan of division or divide the Company into two or more limited liability companies or (c) purchase or own the stock or other equity interest in any other person or enter into any joint venture or partnership with any person;
(ix)
cause the Company to convert to any other form of entity or otherwise change its legal form, recapitalize, dissolve, liquidate and wind up its affairs, or to take or file any action or institute any proceedings in bankruptcy, cooperate with creditors in an effort to commence an involuntary bankruptcy petition, or take any action to encourage or assist in any way with an involuntary bankruptcy petition against the Company;
(x)
cause the Company or the Manager to make any distribution to any Member, except as specified in this Agreement in accordance with Article IV; or
(xi)
cause the Company to repurchase any limited liability company interests in the Company, except pursuant to the exercise of a Repurchase Right pursuant to Section 3.6.
Article III

CAPITAL ACCOUNTS; ADDITIONAL MEMBERS; TRANSFERS
Section III.1
Capital Contributions.
(a)
Each Member has contributed certain amounts of cash and/or assets to the capital of the Company set forth opposite such Member’s name under “Class A Contributions” or “Class B Contributions” on the register of the Members of the Company attached hereto (the “Membership Register”) and, based on such contributions, has received the Class A Interests or Class B Interests, as applicable, set forth opposite such Member’s name on the Membership Register. Except as otherwise provided in Section 3.1(b), no Member shall be permitted or required to contribute any additional capital contribution to the Company.
(b)
Notwithstanding Section 3.1(a), at any time prior to the Priority Payment Date, any holder of Class B Interests may make a capital contribution to the Company in cash in an amount equal to the Option Price (the “Option Contribution”). If such holder of Class B Interests desires to make an Option Contribution, it shall provide written notice to the Company

(an “Option Contribution Notice”) of its intent to make an Option Contribution, which notice shall specify the date (which shall be no less than three (3) business days after the date of the Option Contribution Notice) of the Option Contribution, the principal amount of Fortress Notes to be purchased pursuant to the Option, the amount of the Option Contribution and the method of calculation of the Option Price.
Section III.2
Capital Accounts. A separate capital account (“Capital Account”) shall be maintained for each Member in accordance with sections 704(b) and 704(c) of the U.S. Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of prior or succeeding law (the “Code”) and Sections 1.704-1(b) and 1.704-2 of the regulations promulgated under the Code (the “Treasury Regulations”). The Capital Account of each Member: (i) shall be increased by (A) the amount of cash and the Gross Asset Value of other property (net of liabilities that the Company assumes or takes such property subject to) contributed by such Member to the Company and (B) the amount of Net Profits allocated to such Member (and any items of income or gain specially allocated to such Member) pursuant to Section 6.8 and (ii) shall be decreased by (A) the amount of Net Losses allocated to such Member (and any items of loss or deduction specially allocated to such Member) pursuant to Section 6.8, (B) the amount of cash distributed or deemed distributed to such Member and (C) the Gross Asset Value of property other than cash distributed to such Member (net of liabilities that the Member assumes or takes such property subject to). The Capital Account of each Member shall be adjusted to reflect any adjustment to the Gross Asset Value of the Company’s assets attributable to the application of Sections 734 or 743 of the Code to the extent required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).
Section III.3
Restriction on Withdrawal and Transfer. No Member may voluntarily withdraw from the Company or sell, transfer, assign, pledge, hypothecate, exchange or otherwise dispose of (a “Transfer”) all or any portion of its, his or her interest in the Company, provided that a Transfer from a Member is permitted where the transferee thereof enters into this Agreement (a) to another Member or any affiliate of any Member and (b) in the event of the liquidation or dissolution of the Member, by virtue of the laws of the applicable jurisdiction or pursuant to the Member’s governance documents. Notwithstanding anything to the contrary contained in this Section 3.3 or elsewhere in this Agreement, no Transfer of an interest in the Company shall be permitted if such Transfer would (i) cause the Company to have more than 100 Members, as determined for purposes of Treasury Regulations §1.7704-1(h), (ii) cause the Company to be treated as a publicly traded partnership within the meaning of Code §7704 and Treasury Regulations §1.7704-1, (iii) cause the Company to cease to qualify for an exemption from registration as an “investment company” under the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, upon which it otherwise could rely or (iv) violate applicable securities laws. Any attempted Transfer of all or a portion of a Member’s interest in the Company not made in conformance with this Agreement shall be void, shall not be recorded on the books of the Company and shall not be recognized by the Company.
Section III.4
Additional Members. Additional Members shall be admitted to the Company from time to time in connection with any Transfer permitted by Section 3.3 so long as such transferee’s admission would not, as determined by the Manager, be reasonably likely to (a) result in a violation of a law, statute, rule, regulation, order or administrative guideline of a U.S.

federal, state or local governmental authority or a non-U.S. governmental authority that is reasonably likely to have an adverse effect on the Company or any of the Members or (b) subject any person or entity referred to in clause (a) to any material filing requirement, material regulatory requirement or material tax, withholding in respect of tax or expense to which it would not otherwise be subject, or materially increase any tax, withholding in respect of tax or expense, or make any filing or regulatory requirement materially more burdensome; and, in the case of any of the foregoing clauses, such result would not be advisable in light of the circumstances. Admission of an additional Member shall be conditioned upon such additional Member executing a counterpart copy of this Agreement or a confirmatory document in form and substance reasonably acceptable to the Manager whereby such person agrees to, and agrees to be bound by, the terms and provisions of this Agreement.
Section III.5
Interests.
(a)
Each “Class A Interest” means a membership interest in the Company having the rights and obligations set forth in this Agreement, including a proportionate right to participate in the Class A Distributions.
(b)
Each “Class B Interest” means a membership interest in the Company having the rights and obligations set forth in this Agreement, including a proportionate right to participate in the Class B Distributions.
Section III.6
Repurchase Right.
(a)
At any time on or after the Priority Payment Date, the Company shall have the right to repurchase all of the Class A Interests from each of the holders thereof in accordance with the terms of this Section 3.6 (each, a “Repurchase Right”).
(b)
If the Company desires to exercise a Repurchase Right, it shall provide written notice to each holder of Class A Interests (each a “Repurchase Notice”), indicating that the Company desires to exercise such Repurchase Right and the date on which the Company’s purchase of the Class A Interests is to occur, which shall be no later than five (5) business days after the date of such Repurchase Notice (each such date, a “Repurchase Closing Date”). If the Company exercises a Repurchase Right, the Company shall purchase from each holder of Class A Interests all of the Class A Interests held by such holder as of the applicable Repurchase Closing Date for an aggregate purchase price equal to the Class A Contribution amount shown on Exhibit A received by the Company in respect of the initial issuance of each such holder’s Class A Interests (the “Repurchase Price”).
(c)
Subject to compliance with applicable U.S. state and federal, and foreign securities Laws, the applicable holder of Class A Interests and the Company shall effect the purchase of such Class A Interests on the applicable Repurchase Closing Date. The Repurchase Price shall be paid in cash, by cashier’s check or wire transfer of immediately available funds. The purchase of the Class A Interests shall be made pursuant to an assignment of Class A Interests in form and substance reasonably acceptable to the holders of Class A Interests and the Company, acting reasonably and in good faith, executed by such holder of Class A Interests and the Company, and such Class A Interests shall be conveyed thereunder free and clear of all encumbrances, but the holder of such Class A Interests shall not be required to provide any other representations and warranties. Effective as of the applicable Repurchase Closing Date, the repurchased Class A Interests shall be cancelled, extinguished and of no further force and effect.
Section III.7
Membership Register. The Manager shall be required to prepare and to update the Membership Register from time to time as necessary to accurately reflect the information therein. Any amendment or revision to the Membership Register made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to the Membership Register shall be deemed to be a reference to the Membership Register as amended and in effect from time to time.
Article IV

ALLOCATIONS AND DISTRIBUTIONS
Section IV.1
Allocations. All items of income, gain, loss, deduction and credit shall be allocated to each Member in accordance with Section 6.8.
Section IV.2
Distributions.
(a)
No Member shall have the right to withdraw capital or demand or receive distributions or other returns of any amount except as expressly provided in this Section 4.2.
(b)
Subject to Section 4.2(d), until the occurrence of the Priority Payment Date (as defined below), distributions shall be made by the Company as follows:
(i)
First, so long as no Default or Event of Default (each as defined in the Indenture) has occurred and is continuing under the Indenture, promptly upon receipt by the Company of any (x) payment of interest on the Escrowed Notes, (y) payment for consent pursuant to Section 5.19 of the Indenture in respect of the Escrowed Notes or (z) payment of any amount in connection with a redemption of notes pursuant to Section 3.07 of the Indenture or a purchase of notes pursuant to Sections 3.09, 5.10 or 5.14 of the Indenture that is in excess of the principal amount of any Escrowed Notes redeemed or purchased in connection with such payment (such payments, the “Escrowed Notes Interest Payments”), the Company shall distribute such Escrowed Notes Interest Payments to holders of the Class B Interests. Distributions to the holders of the Class B Interests pursuant to this clause (i) are referred to herein as “Class B Distributions.”
(ii)
Second, in the event that any Fortress Notes are redeemed, retired, cancelled, exchanged (other than in connection with any sale or other voluntary disposition of any Fortress Note by the holder thereof or any exchange pursuant to Section 2.06(c) or 2.06(d) of the Indenture), or any other action is taken resulting in any Fortress Notes no longer being outstanding without the holders of such Fortress Notes having received full repayment in cash of all principal, interest and fees payable thereon under the terms of the Indenture in connection with such redemption, retirement, cancellation, exchange or other action, upon receipt by the Company of any payments in respect of the Escrowed Notes, such payments shall be distributed to holders of the Class A Interests up to an amount equal to the excess of principal amount of such Fortress Notes and all fees and interest payable thereon under the terms of the Indenture in connection with any such redemption, retirement, cancellation, exchange or other action over the amount received by the holders of such Fortress Notes in connection with any such redemption, retirement, cancellation, exchange or other action. For purposes of this Agreement, “Priority Payment Date” shall mean the 91st day following the date on which no Fortress Notes remain outstanding and the Company has made distributions to holders of the Class A Interests of all amounts distributable pursuant to this clause (ii).
(c)
Any assets distributed pursuant to this Section 4.2 shall be distributed on the basis of their fair market value as determined by the Manager as of the date of such distribution. If a distribution is made to the Members under this Section 4.2 or Section 7.2 that is not entirely cash, each Member entitled to receive such distribution will receive the same proportion of cash and each other type of consideration distributed in accordance with his, her or its rights to such distribution.
Article V

RECORDS, REPORTS AND BANK ACCOUNTS
Section V.1
Books and Records. The Manager shall keep true and complete records and books of account with respect to the operations of the Company.
Section V.2
Accounting Basis and Fiscal Year. The Company shall operate on a calendar year basis and shall use such method of accounting and make any elections as shall be determined by the Manager.
Section V.3
Reports. After the end of each fiscal year, the Manager shall cause to be prepared and transmitted, as promptly as reasonably possible, but in no event later than 120 days after fiscal year-end, such information as may be needed to enable each Member to file any required federal income tax return, any required state income tax return and any other reporting or filing requirements imposed by any governmental agency or authority. Each Member may cause the books and records of the Company to be reviewed or audited, and the Manager shall deliver the results of any such review or audit to such Member promptly after the completion thereof. The cost of any such review or audit, and the cost of the preparation of all such financial reports, shall be paid by the Company.
Section V.4
Bank Accounts. The Manager, on behalf of the Company, may open and maintain a separate bank account or accounts in which may be deposited all of the capital and any other funds of the Company. All withdrawals from the Company’s account shall be made upon checks or instructions signed by the Manager.
Article VI

TAX MATTERS
Section VI.1
Partnership Representative; Tax Proceedings; Partnership Audit Procedures.
(a)
The Manager is hereby designated as (or may appoint) the “partnership representative”, as that term is defined in section 6223 of the Code (the “Partnership Representative”) and, to the extent applicable, such Partnership Representative may appoint a “designated individual” to act on behalf of the Partnership Representative (the “Designated Individual”) in accordance with the applicable Treasury Regulations. All references to the

Partnership Representative in this Agreement shall include the Designated Individual acting on behalf of the Partnership Representative, if any.
(b)
The Partnership Representative shall be authorized to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings (any such examination, a “Tax Proceeding”), provided that the Partnership Representative shall keep the Members promptly informed of any such Tax Proceeding, shall consult the Members regarding any such Tax Proceeding, the Members shall be entitled to attend any meetings or conferences with the Internal Revenue Service (with counsel of its own choosing and at such Member’s expense) relating to the Company or the U.S. federal income tax treatment of any items relating to the Company and the Partnership Representative shall not settle or compromise any Tax Proceeding without the consent of each of the Members of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Each Member agrees that any action taken by the Partnership Representative in connection with audits of the Company shall be binding upon such Members. No Member shall file a notice with a taxing authority under section 6222(b) of the Code (or analogous provision of foreign, state or local law) in connection with such Member’s intention to treat an item on such Member’s income tax return in a manner that is inconsistent with the treatment of such item on the Company’s income tax return, unless otherwise required by applicable law.
(c)
The Partnership Representative shall be authorized to make any election under sections 6221 through 6241 of the Code and any successor statutes thereto or the Treasury Regulations promulgated thereunder (the “Partnership Audit Procedures”) consistent with the following:
(i)
If the Company receives a notice of final partnership adjustment with respect to any fiscal year (each, a “Reviewed Year”), then, no later than forty-five (45) days after the receipt of such notice, the Partnership Representative shall (unless otherwise advised by the Company’s tax advisors): (A) elect the application of section 6226 of the Code (the “Alternative Audit Regime”) to such final partnership adjustment, and (B) furnish to each Member or former Member who was a Member during such Reviewed Year (each, a “Reviewed Year Member”) with the statement required by section 6226(a) of the Code. In such event, each Reviewed Year Member hereby agrees to take any adjustment to income, gain, loss, deduction, or credit (as determined in the notice of final partnership adjustment) into account to the full extent provided for in section 6226(b) of the Code or the applicable corresponding provisions of state, local or foreign law.
(ii)
If, for any Review Year in which the Partnership Representative does not elect to have the Alternative Audit Regime apply with respect to a final partnership adjustment pursuant to (i) above, the “default regime” under section 6221(a) of the Code shall apply and the Partnership Representative shall, on behalf of the Company, make any and all payments to the Internal Revenue Service in connection with any imputed underpayment liability. Further, the Partnership Representative shall use commercially reasonable efforts to: (A) make any modifications available with respect to the imputed underpayment under section 6225(c)(3), (4) and (5), and (B) of the Code to pursue modifications to the imputed underpayment by (x) facilitating the “pull-in” procedure under section 6225(c)(2)(B) of the

Code, which allows adjustments to the imputed underpayment without requiring Members to file amended returns and/or (y) by providing Members such information allowing them to file an amended federal income tax return, as described in section 6225(c)(2)(A) of the Code.
(iii)
The Partnership Representative shall be authorized to apportion any imputed underpayment (and related interest, penalties, claims, liabilities and expenses) imposed on the Company pursuant to the Partnership Audit Procedures among the Members or former Members to whom such imputed underpayment relates, and withhold or recover any such amounts from any distributions made to any such Member in a manner consistent with Section 6.2.
(d)
All expenses incurred by the Partnership Representative acting on behalf of the Company shall be borne by the Company.
Section VI.2
Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority (including any state and local taxing authority)) such amounts as the Company is required to withhold or pay over, pursuant to the Code or any other applicable law, on account of a Member’s or former Member’s distributive share of the Company’s items of gross income, income, gain or gross sale or disposition proceeds, as well as any imputed underpayment (within the meaning of section 6225 of the Code) and any similar amount attributable to such Member’s or former Member’s interest in the Company. The amount of any taxes withheld or paid over by the Company, and any other Investor-Related Taxes (as defined below) borne by the Company, with respect to a Member’s or former Member’s distributive share of the Company’s gross income, income, gain or gross sale or disposition proceeds, shall be deemed to have been distributed or paid to such Member or former Member, reducing the amount otherwise distributable to such Member or former Member pursuant to this Agreement and reducing, without duplication, the balance in the Capital Account of such Member or former Member. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member’s or former Member’s interest in the Company shall pay the amount of such excess to the Company, and the payment of such amount shall not constitute a capital contribution pursuant to Section 3.1(a) hereof and no additional interests in the Company shall be issued in exchange for such contribution. “Investor-Related Tax” means any tax withheld from the Company or paid over by the Company, directly or indirectly, with respect to or on behalf of a Member or direct or indirect beneficial owner thereof, and interest, penalties and/or any additional amounts with respect thereto, including without limitation, (i) a tax that is determined based on the status, action or inaction (including the failure of a Member or direct or indirect beneficial owner thereof to provide information to eliminate or reduce withholding or other taxes) of a Member or direct or indirect beneficial owner thereof, or (ii) an “imputed underpayment” within the meaning of section 6225 of the Code and any other similar tax, attributable to a Member or direct or indirect beneficial owner thereof, as determined by the Manager in their sole discretion. To the extent that any Investor Related Tax relates to a former Member of the Company, the Manager may require a former Member to indemnify the Company for its allocable portion of such tax. Each Member acknowledges that, notwithstanding the transfer or redemption of all or any portion of its Company Interest, such Member may remain liable for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such transfer or redemption. The obligations of each Member or former Member under this Section 6.4 shall survive the transfer or redemption by such Member of its Company interest and the termination of this Agreement or the dissolution of the Company, and shall remain binding on the Members and former Members for such period of time as necessary to resolve all matters regarding the federal income taxation of the Company.
Section VI.3
Tax Returns and Records. The Manager shall cause to be prepared and filed all necessary U.S. federal, state, local, foreign and other tax returns for the Company. As promptly as reasonably possible following the end of each taxable year, but in no event later than 240 days after the end of such taxable year, the Company shall furnish to each Member the Company’s Internal Revenue Service Form 1065 and a Schedule K-1 with respect to such Member.
Section VI.4
Tax Classification. It is the intention of the Members that the Company be treated as a partnership for U.S. federal income tax purposes (and any analogous provision of foreign, U.S. federal, state, local and other tax law) and each Member be treated as a partner thereof.
Section VI.5
Taxable Year. The taxable year of the Company shall end on December 31 of each year, unless a different taxable year shall be required by section 706 of the Code.
Section VI.6
Resolution. Except as otherwise provided in this Agreement, with respect to any disagreement or dispute among the Members relating to taxes, the Members shall cooperate in good faith to resolve such disagreement or dispute, and if the Members are not able to resolve such disagreement or dispute, the Partnership Representative, acting reasonably and in good faith, shall be entitled to determine the resolution of such disagreement or dispute, which determination shall be final and binding on all Members.
Section VI.7
Tax Elections. The Partnership Representative shall have the authority, in its sole discretion, to make all Company elections relating to taxes or tax matters of the Company, including, without limitation, any elections under the Code and Treasury Regulations.
Section VI.8
Profits, Losses, Tax and Other Allocations.
(a)
The following terms have the definitions indicated below whenever used in this Section 6.8 or the Agreement with initial capital letters:
(i)
“Gross Asset Value” With respect to any asset of the Company, such asset’s adjusted basis for U.S. federal income tax purposes, except as follows:
(1)
the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution as reasonably determined by the Manager;
(2)
the Gross Asset Values of all Company assets may be adjusted in the discretion of the Manager to equal their respective gross fair market values, as reasonably determined by the Manager, at the times specified in Treasury Regulations section 1.704-1(b)(2)(iv)(f);

(3)
any adjustments to the adjusted basis of any asset of the Company pursuant to section 734 or section 743 of the Code shall be taken into account in determining such asset’s Gross Asset Value in a manner consistent with Treasury Regulations section 1.704-1(b)(2)(iv)(m);
(4)
the Gross Asset Values of Company assets distributed to any Member shall be adjusted to the gross fair market values of such assets as reasonably determined by the Manager as at the date of distribution.
(5)
if the Gross Asset Value of an asset has been determined pursuant to clause (1), (2) or (3) of this definition, such Gross Asset Value shall thereafter be adjusted in the same manner as would the asset’s adjusted basis for U.S. federal income tax purposes, except that depreciation deductions shall be computed based on the asset’s Gross Asset Value as so determined, rather than on its adjusted tax basis.
(ii)
“Net Profits and Net Losses” means, for any period the taxable income or loss, respectively, of the Company for such period, in each case as determined for U.S. federal income tax purposes, but computed with the following adjustments:
(1)
items of income, gain, loss and deduction (including gain or loss on the disposition of any Company asset and depreciation or other cost recovery deduction or expense) shall be computed based upon the Gross Asset Value of the Company’s assets rather than upon such assets’ adjusted bases for U.S. federal income tax purposes;
(2)
any tax-exempt income received by the Company shall be deemed for these purposes only to be an item of gross income;
(3)
any expenditure of the Company described in section 705(a)(2)(B) of the Code (or treated as described therein pursuant to Treasury Regulations under section 704(b) of the Code) shall be treated as a deductible expense;
(4)
there shall be taken into account any separately stated items under section 702(a) of the Code;
(5)
if the Gross Asset Value of any Company asset is adjusted pursuant to clauses (2) or (4) of the definition thereof, the amount of such adjustment shall be taken into account in the period of adjustment as gain or loss from the disposition or deemed disposition of such asset for purposes of computing Net Profits and Net Losses; and
(6)
items of income, gain, loss, or deduction or credit allocated pursuant to Section 6.8(c) shall not be taken into account.
(b)
Allocations of Profits and Losses. After the application of the requirements of allocation provisions and limitations of Section 6.8(c), Net Profits and Net Losses and items thereof for any taxable year, or portion thereof, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during such taxable year, or portion thereof, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 7.2 of the Agreement if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Values, all Company liabilities, including the Company’s share of any liability of any entity treated as a partnership for U.S. federal income tax purposes in which the Company is a partner, were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 7.2 of the Agreement to the Members immediately after making such allocation, minus, if any, (ii) such Member’s share of Company minimum gain and Member nonrecourse debt minimum gain determined pursuant to Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets. Subject to the other provisions of this Section 6.8, an allocation to a Member of a share of Net Profit or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profit or Net Loss.
(c)
Regulatory Allocations.
(i)
This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of Treasury Regulations under section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Members on a priority basis to the extent and in the manner required by such provisions.
(ii)
To the extent that Net Losses or items of loss or deduction otherwise allocable to a Member hereunder would cause such Member to have a Capital Account deficit as at the end of the taxable year to which such Net Losses, or items of loss or deduction, relate (after taking into account the allocation of all items of income and gain for such taxable period), such Net Losses, or items of loss or deduction, shall not be allocated to such Member and instead shall be allocated to the Members in accordance with Section 6.8(b) as if such Member were not a Member.
(iii)
Any allocations required to be made pursuant to Section 6.8(c)(i) through (ii) (the “Regulatory Allocations”) (other than allocations, the effects of which are likely to be offset in the future by other special allocations) shall be taken into account, to the extent permitted by the Treasury Regulations, in computing subsequent allocations of income, gain, loss or deduction pursuant to Section 6.8(b) so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 6.8(b) had such Regulatory Allocations under this Section 6.8(c) not occurred.
(d)
Tax Allocations.
(i)
If the Gross Asset Value of any Company asset is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for U.S. federal income tax purposes and the Gross Asset Value of such Company asset in the manner prescribed under Code sections 704(b) and 704(c) and the Treasury Regulations thereunder. Any elections or decisions relating to such allocations shall be made by the Manager.
(ii)
If a Member acquires an interest, redeems all or a portion of its interest or transfers an interest during a taxable year, the Net Profits or Net Losses (and other items referred to in Section 6.8) attributable to such interest for such taxable year shall be allocated between the transferor and the transferee by closing the books of the Company as at the date of the transfer, or by any other method permitted under section 706 of the Code and the Treasury Regulations thereunder that is selected by the Manager.
(iii)
The provisions of this Section 6.8 (and other related provisions in the Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Treasury Regulations, and to the extent unintentionally inconsistent with such Treasury Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Treasury Regulations.
(e)
Miscellaneous. All matters concerning valuations and the allocation of taxable income, deductions, credits and items of income and loss of the Members, including taxes thereon, fees, items of income, deduction, gain, loss, credit or withholding for tax purposes, accounting procedures or such other financial or tax items, not expressly provided for by the terms of the Agreement, shall be determined by the Manager in a manner consistent with the Treasury Regulations.
Article VII

TERMINATION; DISSOLUTION; LIQUIDATION
Section VII.1
Events of Dissolution. The Company shall be dissolved upon any of the following:
(a)
the consent of each of the Members to dissolve the Company; or
(b)
the occurrence of any other event specified under Section 18-801(4) or (5) of the Act.

Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until its affairs have been wound up and a certificate of cancellation has been filed as provided herein. Notwithstanding the dissolution of the Company, prior to the termination of the Company the rights and obligations of the Members, as such, shall continue to be governed by this Agreement.

Section VII.2
Winding Up of Affairs. Upon the dissolution of the Company, the Manager shall proceed diligently to wind up the affairs of the Company and to either distribute the assets of the Company. If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of their fair market value as of the date of distribution. After setting aside such reserves as the Manager deems reasonably necessary to discharge or make reasonable provision for the Company’s liabilities, the Manager shall distribute the assets of the Company in the following order of priority:

(a)
first, to the payment of the debts and liabilities of the Company, including, without limitation, the payment of expenses of liquidation; and
(b)
second, to each Member in the same manner as if distributed in accordance with the provisions of Section 4.2.
Section VII.3
Cancellation of Certificate. Upon the completion of the winding up of the Company and the distribution of the Company’s assets, the Company shall be terminated and the Manager shall cause the Company to execute and file a Certificate of Cancellation in accordance with the Act.
Section VII.4
Disposition of Assets. The sale, lease or other disposition of all or substantially all of the assets of the Company shall require the prior consent of each of the Members of the Company.
Article VIII

MISCELLANEOUS
Section VIII.1
Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Members.
Section VIII.2
No Waiver. The failure of any Member to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.
Section VIII.3
Notices. All notices and other communications hereunder shall be in writing and shall be given by personal delivery, mailed by registered or certified mail or air courier service, or sent by telex or telecopy, and addressed: if to the Company, at its principal office and, if to a Member, to such Member at its, his or her last known address as disclosed on the records of the Company. Notices shall be deemed to have been given as of the date delivered, telexed or telecopied, or if mailed, the third day after mailing. The Company and any Member may change its, his or her address(es) for notices by delivering or mailing as aforesaid, a notice stating the change and setting forth the changed address(es).
Section VIII.4
Severability. In case any provision in this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired hereby.
Section VIII.5
Waiver. No provision of this Agreement may be waived.
Section VIII.6
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
Section VIII.7
Headings, Etc. The headings in, and table of contents of, this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

Section VIII.8
No Right to Partition. The Members, on behalf of themselves and their shareholders, successors and assigns, if any, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, to seek, bring or maintain any action in any court of law or equity for partition of the Company or any asset of the Company, or any interest which is considered to be Company property, regardless of the manner in which title to such property may be held.
Section VIII.9
No Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto and their successors and assignees and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.
Section VIII.10
Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.
Section VIII.11
No Reliance. Each Member is a sophisticated buyer with respect to its, his or her interest in the Company and has adequate information concerning the business to make an informed decision regarding its investment in the Company and has independently and without reliance upon any other Member and based on such information as such Member has deemed appropriate, made its, his or her own Company analysis and decision to enter into this Agreement. Each Member acknowledges (i) that it, he or she has been provided an opportunity to obtain copies of such documents and the information as it, he or she has deemed appropriate in making its, his or her own evaluation of the Company’s business and its decision to enter into this Agreement and (ii) that information which may be pertinent to such Member’s decision to invest in the Company is available to such Member and can be obtained from the public files. Each Member shall continue to make its, his or her own analyses and decisions with respect to its, his or her interest without reliance upon any other Member, subject to the other Members fulfilling their express obligations under this Agreement.
Section VIII.12
Amendment. Other than changes, modifications or amendments specifically authorized herein, no change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment shall be in writing and duly executed by each of the Members of the Company.
Section VIII.13
Entire Agreement. This Agreement and the Option Agreement constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

MEMBERS:

STONEMOR INC.		FC BSL HOLDINGS X LIMITED
By:	/s/ Jeffrey DiGiovanni	By:	/s/ David N. Brooks
	Name: Jeffrey DiGiovanni Title: Chief Financial Officer		Name: David N. Brooks Title:

FC BSL HOLDINGS XI LIMITED		FC BSL HOLDINGS XII LIMITED
By:	/s/ David N. Brooks	By:	/s/ David N. Brooks
	Name: David N. Brooks Title:		Name: David N. Brooks Title: Director

FC BSL HOLDINGS XIII LIMITED		FC BSL HOLDINGS XIV LIMITED
By:	/s/ David N. Brooks	By:	/s/ David N. Brooks
	Name: David N. Brooks Title: Director		Name: David N. Brooks Title: Director

FC BSL HOLDINGS XVII LIMITED		FDF HOLDINGS III LIMITED
By:	/s/ David N. Brooks	By:	/ s/ David N. Brooks
	Name: David N. Brooks Title: Director		Name: David N. Brooks Title: Director

FDF HOLDINGS IV LIMITED		FDF HOLDINGS V LIMITED
By:	/s/ David N. Brooks	By:	/s/ David N. Brooks
	Name: David N. Brooks Title: Director		Name: David N. Brooks Title: Director

[Signature Page to Amended and Restated Limited Liability Company Agreement]

FORTRESS LENDING III HOLDINGS L.P.
By: Fortress Lending Advisors III LLC, its investment manager
By:	/s/ Avraham Dreyfuss
	Name: Avraham Dreyfuss Title: Chief Financial Officer	Name: Title:

MANAGER:

CF FORTMORE HOLDINGS LLC
By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss Title: Chief Financial Officer

[Signature Page to Amended and Restated Limited Liability Company Agreement]

Fortmore LLC – Membership Register

Name and Address of Member[1]	Class A Interests	Class A Contribution	Class B Interests	Class B Contribution
FC BSL Holdings X Limited	3.08%	$307.69	—	—
FC BSL Holdings XI Limited	1.54%	$153.85	—	—
FC BSL Holdings XII Limited	3.46%	$346.15	—	—
FC BSL Holdings XIII Limited	2.69%	$269.23	—	—
FC BSL Holdings XIV Limited	3.46%	$346.15	—	—
FC BSL Holdings XVII Limited	5.38%	$538.46	—	—
FDF Holdings III Limited	10.77%	$1,076.92	—	—
FDF Holdings IV Limited	24.62%	$2,461.54	—	—
FDF Holdings V Limited	9.23%	$923.08	—	—
Fortress Lending III Holdings L.P.	35.77%	$3,576.92	—	—
StoneMor Inc. 3331 Street Road, Suite 200 Bensalem, Pennsylvania 19020	—	—	100%	$42,687,152.78[2]

________________________________

1 Unless otherwise noted, the address of each of those listed in the table above is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

2 Amount assumes closing on July 21, 2022 and to be increased by $8,263.89 for each day closing is extended past July 21, 2022.